Exhibit 4.3

Execution Version

* Certain confidential information contained in this document, marked by asterisks, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

30 December 2016

NATIONAL BANK OF GREECE S.A.

KBC BANK NV

SHARE SALE AND PURCHASE AGREEMENT

i

ii

This Agreement dated 30 December 2016

Parties

(1)                                 National Bank of Greece S.A., a société anonyme organised and existing under the laws of the Republic of Greece, with its corporate headquarters at Aiolou 86, Athens 10232, Greece, registered with the Companies Register of the Republic of Greece (the Seller); and

(2)                                 KBC Bank NV, a company incorporated in Belgium (registration number BE 0462.920.226) and whose registered office is at Havenlaan 2, 1080 Brussels, Belgium (the Purchaser),

(each a Party in this Agreement and together, the Parties).

Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 17 (Definitions and Interpretation).

It is agreed:

Preamble

(A)                               The Seller is the sole legal and beneficial shareholder and owner of the Seller Shares.

(B)                               NBG Asset Management is the sole legal and beneficial shareholder and owner of the NBG Asset Management Shares.

(C)                               The Target Companies are engaged in the business of providing banking, lease, asset management, factoring, insurance brokerage and ancillary services.

(D)                               The Seller intends to sell the Seller Shares and to procure that NBG Asset Management sells the NBG Asset Management Shares and the Purchaser intends to purchase the Shares.

(E)                                The Parties intend that the FPA shall be terminated at Closing.

(F)                                 The Purchaser intends to procure the repayment (i) by the Bank to the Seller of the Subordinated Debt, and (ii) by Interlease and Interlease Auto to NBG Malta of the Intra-Group Funding.

(G)                               Ethniki intends to sell and the Bank intends to purchase the Ethniki Shares in the Pre-Closing Period.

1.                                      Sale and Purchase

1.1                               The Seller shall sell the Seller Shares and shall procure that NBG Asset Management shall sell the NBG Asset Management Shares and the Purchaser shall purchase the Shares free from Third Party Rights with effect from Closing and with all rights attaching to them including the right to receive all distributions and dividends declared, paid or made in respect of the Shares after Closing.  The sale and purchase of the Shares shall be on the terms set out in this Agreement.

2.                                      Purchase Price

2.1                               The price for the Shares shall be EUR 610,000,000 (the Purchase Price) being the sum of the Seller Shares Price and the NBG Asset Management Shares Price, which shall, as adjusted in accordance with Clauses 2.3 to 2.6 below (the Adjusted Purchase Price), be payable on Closing.

2.2                               The Purchase Price shall be allocated between the Seller and NBG Asset Management in the proportions set out in Schedule 12 (Allocation of Purchase Price).

2.3                               [*]

(a)                                 [*]

(b)                                 [*]

2.4                               During the Pre-Closing Period, the Seller shall  procure, subject to applicable law, including with respect to the obtaining of any mandatory approval of the BNB, that the Bank pays the Target Dividend Extraction Amount to the Seller by way of dividend, [*]:

(a)                                 [*]

(b)                                 [*]

2.5                               The FPA shall be terminated at Closing substantially in the form of the FPA Termination Agreement [*].

2.6                               [*].

2.7                               Following reasonable consultation with the Purchaser (including sharing drafts of the proposed Adjusted Purchase Price components and calculations, and providing such explanations as the Purchaser may reasonably request), the Seller shall determine in good faith (taking into account the Purchaser’s reasonable comments provided in advance), and shall notify the Purchaser no later than five Business Days before Closing of the Adjusted Purchase Price calculated on the basis set out above, including reasonable details of the calculation of and constituent elements comprising such amount (including any Leakage, the Bulgarian Termination Settlement Amount, the Non-Life Termination Cost Amount and the Ethniki Shares Consideration).

*                 CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

2.8                               Any payment made in satisfaction of a liability arising under a Seller Obligation or a Purchaser Obligation shall adjust the Purchase Price to the extent of such payment.

3.                                      Subordinated Debt

3.1                               The Seller shall notify the Purchaser and the Bank no later than five Business Days before Closing of the Subordinated Debt Amount.

3.2                               At the sole discretion of the Purchaser (notice of which shall be delivered by the Purchaser to the Seller not less than five Business Days prior to Closing), either:

(a)                                 the Purchaser shall procure that the Bank pays the Subordinated Debt Amount to the Seller immediately after Closing in accordance with paragraph 2(a) of Part B of Schedule 3 (Closing Arrangements). Payment by the Bank of the Subordinated Debt Amount to the Seller at no break-up or similar cost shall constitute full and final discharge by the Bank of its obligations under the Subordinated Loan Agreements; or

(b)                                 the Seller shall assign the Subordinated Debt to the Purchaser or another member of the Purchaser’s Group (designated in writing to the Seller at least five Business Days prior to the Closing Date) free from Third Party Rights with effect from Closing with all rights attaching to it. The assignment of the Subordinated Debt shall be on the terms set out in this Agreement and in the Subordinated Debt Assignment Agreement set out in Schedule 9 (Subordinated Debt Assignment Agreement).  The assignment of the Subordinated Debt shall be in consideration of the payment to the Seller of the Subordinated Debt Amount.

4.                                      Bulgarian Assets

4.1                               The Seller shall procure the transfer of the Bulgarian Assets to the Bank, the Purchaser or a Purchaser Affiliate (designated in writing to the Seller at least five Business Days prior to the Closing Date) free from Third Party Rights by NBG Management Services with effect from Closing together with all rights and outstanding obligations attaching to them. [*]

4.2                               [*]

*                 CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

5.                                      Discharge of Intra-Group Funding

5.1                               The Seller shall notify the Purchaser no later than five Business Days before Closing of the amounts of the Interlease Intra-Group Funding and the Interlease Auto Intra-Group Funding.

5.2                               The Purchaser shall procure that:

(a)                                 Interlease repays the Interlease Intra-Group Funding at no break-up or similar cost; and

(b)                                 Interlease Auto repays the Interlease Auto Intra-Group Funding at no break-up or similar cost,

in each case, to NBG Malta immediately after Closing [*]

6.                                      No Leakage Undertaking

6.1                               The Seller undertakes to the Purchaser that since the Locked Box Accounts Date:

(a)                                 there has not been any Leakage and there will not be any Leakage in the Pre-Closing Period, other than Permitted Leakage; and

(b)                                 no arrangement or agreement has been made or will in the Pre-Closing Period be made that will result in any Leakage, other than Permitted Leakage.

6.2                               The Seller undertakes to notify and procure that each Target Company notifies the Purchaser as soon as possible after any of the Seller or any Target Company (as applicable) becomes aware of any Leakage or Permitted Leakage, including the amount and details of such Leakage and Permitted Leakage.

6.3                               The Seller undertakes to the Purchaser that if there is a breach of any of the undertakings set out in Clause 6.1 prior to Closing, the Seller shall notify the Purchaser of such breach in accordance with Clauses 2.7 and 6.2 and the Purchase Price shall be reduced by an amount equal to the amount of such Leakage.

6.4                               Subject to Clause 6.5, the Seller undertakes to the Purchaser that if there is a breach of any of the undertakings set out in Clause 6.1 and such breach has not already resulted in a reduction of the Purchase Price in accordance with Clause 6.3, it shall, following Closing, pay or procure payment in cash to the Purchaser of a sum equal to the amount of such Leakage.

6.5                               The liability of the Seller pursuant to this Clause 6 shall terminate on the date falling six months after Closing unless before that date the Purchaser has notified the Seller of a breach of the undertakings set out in Clause 6.1, in which case, in relation to any relevant breaches notified, the Seller shall remain liable until any relevant Claim has been satisfied, settled or withdrawn.

*                 CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

7.                                      Pre-Closing Seller Undertakings

7.1                               To the extent permissible under applicable law, during the Pre-Closing Period, the Seller shall (except as may be approved by the Purchaser) ensure that the business of each Target Company and UBB-Metlife (in the case of UBB-Metlife, only to the extent the Seller and each other member of the Seller Group is reasonably able to do so by the exercise of its respective voting rights, powers and controls) is carried on in the ordinary course of business and consistent with past practice and shall comply with the obligations set out in Schedule 2 (Conduct of the Target Companies Pre-Closing).  The Seller undertakes to notify the Purchaser as soon as possible after it becomes aware of any facts or circumstances which give rise to or could reasonably be expected to give rise to a breach of this Clause 7.1.

7.2                               If the exercise by the Purchaser of any of its rights pursuant to Schedule 2 (Conduct of the Target Companies Pre-Closing) (including the right to refuse to approve any particular transaction or action) could reasonably be expected to cause any breach of any applicable provisions of the Competition Act, the Parties shall consult in good faith and use reasonable endeavours to find a way of enabling the Purchaser to exercise such rights without breaching the relevant provisions of the Competition Act.

7.3                               From the date of this Agreement until the earlier of the Closing Date and  termination of this Agreement in accordance with its terms:

(a)                                 the Seller shall not and shall ensure that (i) none of the Target Companies and (ii) none of the Representatives of the Target Companies or the Seller (collectively, Restricted Persons)  shall, directly or indirectly make any initial or further approach to, provide any non-public data to, entertain any approach from, enter into or continue negotiations with, or enter into any agreements or arrangements (whether or not legally binding) with, any person (other than the Purchaser), in each case, with a view to a transaction taking place which involves the sale of the Shares or a sale of all or a substantial part of the assets of the Target Group or otherwise sell, tender or transfer any of the Shares (any such transaction, a Potential Competing Transaction); and

(b)                                 the Seller shall and shall cause each Restricted Person to immediately cease and cause to be terminated any existing activities, discussions, processes or negotiations with any third party conducted prior to the date of this Agreement with respect to any Potential Competing Transaction.

7.4                               During the Pre-Closing Period:

(a)                                 [*]

*                 CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(b)                                 the Seller shall procure that, with effect from Closing:

(i)                                     Ethniki sells and the Bank purchases [*] shares comprising 20 per cent of the issued share capital of UBB Insurance Broker AD; and

(ii)                                  Ethniki sells and the Bank purchases from Ethniki its [*] shares in UBB-Metlife representing 30 per cent of the issued share capital of UBB-Metlife, [*]

as consideration for the Ethniki Shares Consideration;

(c)                                  [*]

(d)                                 the Parties shall use their respective reasonable endeavours, as soon as possible after the date of this Agreement and in any event prior to Closing, to finalise and complete the missing information (if any) in the Master Transitional Services Agreement set out in Schedule 15 (Master Transitional Services Agreement) and to establish the relevant transitional services agreements and the migration plan;

(e)                                  the Parties shall use their respective reasonable endeavours, as soon as possible after the date of this Agreement and in any event prior to Closing, to complete the missing information (if any) in the master termination agreement set out in Schedule 16 (Master Termination Agreement), such master termination agreement providing for the termination, with effect from Closing, of all agreements between the Seller Group and the Target Group (including, for the avoidance of doubt, the Bankteco Agreement), in each case, at no cost to any member of the Target Group and for full and final discharge of the relevant Target Company (the Master Termination Agreement);

(f)                                   [*]

*                 CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(g)                                  [*]

(i)                                     [*]

(ii)                                  [*]

(iii)                               [*]

(iv)                              [*]

(v)                                 [*]

(vi)                              [*]

(h)                                 the Seller shall procure that all lease agreements, which are not notarised and registered with the Bulgarian Real Estate Registry as at the date of this Agreement (the Unregistered Lease Agreements), shall be notarised and duly registered with the Bulgarian Real Estate Registry at the cost of the respective Target Company, and such costs shall be deemed Leakage.

8.                                      Conditions to Closing

8.1                               Closing shall be conditional on the following Conditions having been fulfilled or waived in writing in accordance with the terms of this Agreement:

*                 CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(a)                                 Insofar as all or any part of the Proposed Transaction constitutes a concentration subject to appraisal by the European Commission under Council Regulation (EC) No 139/2004 (the EU Merger Regulation):

(i)                                     the European Commission having adopted a decision under Article 6(1)(b), Article 6(2) or under Article 8(1) or Article 8(2) of the EU Merger Regulation in relation to all or any part of the Proposed Transaction, or being deemed to have adopted any such decision by virtue of Article 10(6) of the EU Merger Regulation; or

(ii)                                  in the event that all or any part of the Proposed Transaction has been referred, or is deemed to have been referred, by the European Commission to the competent authorities of one or more EU Member State in accordance with Article 9 of the EU Merger Regulation, merger control clearance having been received from all such competent authorities and, to the extent permitted by local Laws, preliminary enforcement of the merger control clearance having been admitted or any appropriate waiting periods (including any extensions) having expired, lapsed or been terminated (as appropriate);

(b)                                 Or, insofar as all or any part of the Proposed Transaction lacks a Community dimension within the meaning of Article 1 of the EU Merger Regulation:

(i)                                     merger control clearance pursuant to the Competition Act having been received from the Bulgarian Commission for Protection of Competition and preliminary enforcement of the merger control clearance having been admitted in respect of all or any part of the Proposed Transaction, or any appropriate waiting periods (including any extensions) having expired, lapsed or been terminated (as appropriate); or

(ii)                                  in the event of request for referral to the European Commission in accordance with Article 22(1) of the EU Merger Regulation to review all or any part of the Proposed Transaction and such a request having been accepted or in the event of a reasoned submission for a referral to the European Commission in accordance with Article 4(5) of the EU Merger Regulation (which shall be filed if agreed upon between the Parties) and no competent EU Member State having expressed its disagreement with such submission in accordance with Article 4(5) third subparagraph of the EU Merger Regulation and either:

(A)                               the European Commission having declared the Proposed Transaction to be compatible with the common market under Article 6(1)(b), Article 6(2), Article 8(1) or Article 8(2) of the EU Merger Regulation applied directly or under Article 22(4) first subparagraph of the EU Merger Regulation in respect of all parts of the transaction which were the subject of such request; or

(B)                               all parts of the Proposed Transaction which were the subject of the request having been deemed compatible with the common market under Article 10(6) of the EU Merger Regulation applied directly or under Article 22(4) first subparagraph of the EU Merger Regulation;

(c)                                  the approval by the National Bank of Belgium or the ECB within the period provided in the Belgian law of 25 April 2014 relating to the status and the control of credit institutions or any other similar Laws of the Proposed Transaction following the notification thereof by the relevant company or companies of the Purchaser Group to the National Bank of Belgium and/or to the ECB;

(d)                                 the Purchaser having obtained the approval of the Financial Supervision Commission for the indirect acquisition and ownership of shares in UBB-Metlife and the NBG Asset Management Shares, as contemplated by this Agreement;

(e)                                  the Purchaser having obtained the approval of the BNB for the acquisition and ownership of the Seller’s Bank Shares and for the appointment of any members to the Board of Directors of the Bank provided such members have been nominated by the Purchaser in accordance with Clause 12.3; and

(f)                                   the Bank and the Purchaser having made a joint notification to the BNB and the BNB having provided a non-objection letter for the repayment or assignment of the Subordinated Debt as contemplated by Clause 3.

8.2                               On the terms of, and subject to the Seller’s compliance with its obligations in this Clause 8, the Purchaser shall, at its own cost, use reasonable endeavours, to ensure that the Conditions set out in Clauses 8.1 (a) through (e) are fulfilled as soon as reasonably practicable after the date of this Agreement.  The Purchaser shall have primary responsibility for obtaining all consents, approvals or actions of any Governmental Entity which are required in order to satisfy any relevant Condition set out in Clauses 8.1 (a) through (e) and shall prepare and submit a first draft of appropriate submissions, notifications and filings, in consultation with the Seller, as soon as reasonably possible and in any case within 30 Business Days after the date of this Agreement.  The Purchaser shall for this purpose:

(a)                                 promptly notify the Seller of all material communications with any such Governmental Entity relating to any such consent, approval or action;

(b)                                 to the extent reasonably practicable keep the Seller updated on the progress and status of the filings; and

(c)                                  regularly review with the Seller the progress of any notifications or filings with a view to obtaining the relevant consent, approval or action from any Governmental Entity at the earliest reasonable opportunity.

8.3                               The Seller and the Purchaser shall use reasonable endeavours to ensure that the Condition set out in Clause 8.1(f) is fulfilled as soon as reasonably practicable after the date of this Agreement (the costs of which shall be borne by the Bank and treated as Permitted Leakage). The Seller and the Purchaser shall have the joint responsibility for obtaining all consents, approvals or actions of any Governmental Entity, which are required in order to satisfy the Condition set out in Clauses 8.1(f).  The Purchaser and the Seller shall for this purpose:

(a)                                 promptly notify the other Party of all material communications with any such Governmental Entity relating to any such consent, approval or action;

(b)                                 to the extent reasonably practicable keep the other Party updated on the progress and status of the filings; and

(c)                                  regularly review with the other Party the progress of any notifications or filings with a view to obtaining the relevant consent, approval or action from any Governmental Entity at the earliest reasonable opportunity.

8.4                               The Seller shall promptly provide and procure that each Target Company provides the Purchaser and/or its professional advisors and any Governmental Entity with any information and documents reasonably required by the Purchaser and/or its professional advisors to ensure that the Conditions are fulfilled promptly after the date of this Agreement (and in particular, to meet any deadline under Clause 8.2).

8.5                               The Parties shall not, in the Pre-Closing Period, make any filing with any Governmental Entity in relation to the Proposed Transaction which is not required in order to fulfil a Condition without obtaining the prior written consent of the other Party to the making of it and to its form and content.

8.6                               If the Governmental Entity is prepared to grant its consent or approval only subject to compliance with specific conditions or obligations to be imposed upon the relevant Party and/or the Bank, the relevant Party and/or the Bank shall accept any such terms and conditions imposed by any such Governmental Entity.

8.7                               Each Party shall, to the extent legally permissible, provide the other party, its advisers and any Governmental Entity with any necessary information and documents (redacted, to the extent it contains any confidential or  commercially sensitive information regarding the Party or any of its Affiliates) reasonably required for the purpose of making any submissions, notifications and filings to any such Governmental Entity, provided that the provision is directly related to the fulfilment of any of the Conditions.

8.8                               No Conditions may be unilaterally waived by either Party, other than the Condition in Clause 8.1(f), which may be waived unilaterally by the Seller but only in respect of the letter of non-objection from the BNB. In the event that the Seller does unilaterally waive such Condition, then notwithstanding anything to the contrary in this Agreement, the Subordinated Debt shall not be repaid or assigned at Closing, but the Purchaser shall procure the repayment of the Subordinated Debt by the Bank to the Seller on the date falling due and otherwise on the terms set forth in the Subordinated Loan Agreements.

8.9                               The Seller and the Purchaser shall each notify the other promptly (but in any event within two Business Days) upon becoming aware that any of the Conditions have been fulfilled. The first Business Day on or by which all Conditions have been fulfilled is the Unconditional Date.

8.10                        If the Unconditional Date has not occurred on or before the date which is [*] following the date of this Agreement (the Longstop Date), either Party may terminate this Agreement by written notice to the other Party, provided that a Party may not terminate this Agreement if the Unconditional Date has not occurred as a result of a breach by it of the terms of this Agreement. If this Agreement is terminated in accordance with this Clause it shall terminate automatically with immediate effect (other than in respect of the Surviving Provisions).  In such event, neither Party (nor any of its Affiliates) shall have any claim under the Transaction Documents of any nature whatsoever against the other Party (or any of its Affiliates) except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions.

9.                                      Closing

9.1                               Closing shall take place at the Bulgarian offices of the counsel to the Purchaser on [*] after the Unconditional Date [*].

9.2                               At Closing each of the Seller and the Purchaser shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that Party or any of its Affiliates (as the case may be) in Schedule 3 (Closing Arrangements).

9.3                               If the Seller (on the one hand) or the Purchaser (on the other) fails to comply with any obligation in Schedule 3 (Closing Arrangements), then the other Party shall be entitled (in addition to and without prejudice to other rights and remedies available) by written notice to the Party in default on the date Closing would otherwise have taken place, to:

(a)                                 require Closing to take place so far as practicable having regard to the defaults which have occurred; or

(b)                                 notify the party in default of a new date for Closing (being not more than 10 Business Days after the original date for Closing) in which case the provisions of this Clause 9 (other than this Clause 9.3) and Schedule 3 (Closing Arrangements) shall apply to Closing as so deferred but on the basis that such deferral may only occur once.

9.4                               [*]

(a)                                 [*]

*                 CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(b)                                 [*]

10.                               [*]

10.1                        [*]

10.2                        [*]

(a)                                 [*]

(b)                                 [*]

[*]

10.3                        [*]

11.                               Seller Warranties and Indemnities

11.1                        The Seller warrants to the Purchaser as at the date of this Agreement that the Warranties are true and accurate. The Warranties are given subject to the limitations set out in Schedule 5 (Limitations on Liability).

*                 CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

11.2                        Immediately before the time of Closing, the Seller shall be deemed to warrant to the Purchaser that each of the Fundamental Warranties is true and accurate as at Closing.

11.3                        None of the limitations in Schedule 5 (Limitations on Liability) shall apply to any Claim which arises as a consequence of fraud or fraudulent misrepresentation by any Representative of any member of the Seller Group or any of the Target Companies.

11.4                        Each of the Warranties shall be construed separately and independently.

11.5                        Except as set forth in Part G of Schedule 4 (Seller Warranties), the Seller does not make, and the Purchaser does not rely upon, any representation, warranty or condition (express or implied) with respect to, and the Seller shall have no liability or responsibility to the Purchaser for:

(a)                                 any non-performance by any party (other than a member of the Seller Group) to the Bulgarian Assets; or

(b)                                 the financial condition, creditworthiness, status or nature of any borrower under any of the Bulgarian Assets.

11.6                        The Purchaser acknowledges and agrees that, except as provided under the Warranties, no other statement, promise or forecast made by or on behalf of the Seller or any member of the Seller Group or the Target Companies may form the basis of any Claim by the Purchaser or any other member of the Purchaser Group under or in connection with this Agreement or any Transaction Document. In particular, the Seller does not make any representation or warranty as to the accuracy of any forecasts, estimates, projections, statements of intent or opinion provided to the Purchaser, its Affiliates or to its or their advisers on or prior to the date of this Agreement (including such forecasts, estimates, projections, statements of intent or opinion contained in any documents in the Data Room).

11.7                        Except in the case of and as against any individual or entity who has acted fraudulently, the Purchaser agrees and undertakes with the Seller that neither it nor any other member of the Purchaser Group has any rights against, and will waive and shall not make any claim against, any employee, director, officer, adviser or agent of: (i) any of the Target Companies; or (ii) any member of the Seller Group in relation to claims relating to statements on which the Purchaser may have relied before agreeing to any term of this Agreement or of any other Transaction Document.

11.8                        Except in the case of and as against any individual or entity who has acted fraudulently, the Seller agrees and undertakes with the Purchaser that neither it nor any other member of the Seller Group has any rights against, and will waive and shall not make any claim against, any employee, director, officer, adviser or agent of: (i) any of the Target Companies: or (ii) any member of the Purchaser Group in relation to claims relating to statements on which the Seller may have relied before agreeing to any term of this Agreement or any other Transaction Document.

11.9                        [*]

(a)                                 [*]

(b)                                 [*]

(c)                                  [*]

11.10                 [*]

(a)                                 [*]

(b)                                 [*]

(c)                                  [*]

11.11                 [*]

(a)                                 [*]

(b)                                 [*]

(i)                         [*]

(ii)                      [*]

[*]

(A)                               [*]

*                 CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(B)                               [*]

(C)                               [*]

(D)                               [*]

11.12                 [*]

11.13                 [*]

12.                               Warranties, Undertakings and Other Covenants

12.1                        The Purchaser warrants to the Seller as at the date of this Agreement in the terms of the warranties set out in Schedule 6 (Purchaser Warranties).

12.2                        The Purchaser undertakes not to initiate or permit to be initiated by any of the Target Companies any action, suit, claim or litigation against the directors of any of the Target Companies, as the case may be, who will have resigned from office pursuant to paragraph 1(b) of Part A of Schedule 3 (Closing Arrangements). The provisions of this Clause 12.2 shall not apply in respect of any action, suit, claim or litigation to the extent that it relates to any fraud on the part of the relevant director.

12.3                        The Purchaser undertakes to deliver to the Seller a list of the Purchaser’s nominated members of the board of directors, management board or supervisory board (which list shall include only those persons that could reasonably be expected to satisfy the applicable approval criteria of the BNB and FSC), as the case may be, of the Bank, UBB Insurance Broker AD, UBB Factoring, UBB Asset Management, Interlease, Interlease Auto and UBB-Metlife as soon as reasonably possible after the date of this Agreement. Subject to, and as soon as reasonably practicable after, receipt of the list of the Purchaser’s nominated members, the Seller shall procure that the Bank, UBB Insurance Broker AD, UBB Asset Management, Interlease, Interlease Auto and, to the extent the Seller is able to by exercise of its respective voting rights, powers and controls, UBB-Metlife make all necessary filings and notifications with the BNB and FSC in accordance with the Law and any secondary legislation, in respect of the nominees notified to it by the Purchaser. The Seller shall notify the Purchaser of any material correspondence or communications from the BNB or FSC of which it becomes aware (including a notification of approval or rejection of any of the Purchaser’s nominees), and the Purchaser shall promptly provide to the Seller any additional information or documents requested by the BNB or FSC in connection with the approvals contemplated by this Clause 12.3.

*                 CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

12.4                        Subject to the approval of the BNB to be delivered under paragraph 1(f) of Part B of Schedule 3 (Closing Arrangements) and the approval of FSC to be delivered under paragraph 1(g) of Part B of Schedule 3 (Closing Arrangements), the Seller undertakes to cause general meetings of shareholders of the Bank, UBB Insurance Broker AD, UBB Factoring, UBB Asset Management, Interlease, Interlease Auto and, to the extent the Seller is able to by exercise of its respective voting rights, powers and controls, UBB-Metlife to be validly convened and held on the Closing Date which approves (i) the resignations and the release of the members of the board of directors of the Bank who were in office immediately prior to the Closing Date, from any damages or liabilities arising from such roles and (ii) the election of new directors to replace the directors resigning from office, all in accordance with the Purchaser’s instructions to be communicated to the Seller in accordance with Clause 12.3 and (iii) introduction of a two-tier management system in the Bank.

12.5                        If the Purchaser fails to comply with its obligation under Clause 12.3, or for any other reason (other than a breach by the Seller of its obligations under this Agreement) a general meeting of shareholders of the Bank cannot be convened at Closing to ratify the resignation of directors of the Bank who will have resigned from office and to release such directors from liability pursuant to Clause 12.4, the Purchaser shall indemnify such directors against any such liability and shall procure the convening of such general meeting as soon as possible after the Closing Date.

12.6                        The undertakings of the Purchaser set out in Clause 12.5 shall remain in full force and effect until such time when any claim against such directors is barred by virtue of the expiration of the applicable statute of limitations.

12.7                        The Seller undertakes for itself and on behalf of each other member of the Seller Group and for benefit of each employee, director and officer of any member of the Target Group (each a Relevant Person) that, absent fraud, neither the Seller nor any other member of the Seller Group:

(a)                                 has any rights against (and waives any rights it may have against); and

(b)                                 may make a claim against (and waives any claim it may have against),

any Relevant Person (including, without limitation, in respect of any statement, information or documentation provided or made prior to the entry into this Agreement and not otherwise used in this Agreement or any other Transaction Document).

13.                               Conduct of Purchaser Claims

13.1                        If the Purchaser becomes aware of any claim or potential claim or of any other matter or circumstance that might result in a claim by a third party that might result in a Claim being made by the Purchaser (a Third Party Claim), the Purchaser shall:

(a)                                 promptly (and in any event within 20 Business Days of becoming aware of it) give notice of the Third Party Claim to the Seller and ensure that the Seller and its representatives are given all reasonable information and facilities available to the Purchaser to enable the Seller to investigate it in accordance with Clauses 13.1(c)(ii) and (iii);

(b)                                 not (and ensure that each member of the Purchaser Group shall not) admit liability or make any agreement or compromise in relation to the Third Party Claim without prior written approval of the Seller (not to be unreasonably withheld or delayed); and

(c)                                  (subject to the Purchaser or the relevant member of the Purchaser Group being indemnified by the Seller against all reasonable out-of-pocket costs and expenses incurred in respect of that Third Party Claim) ensure that it and each member of the Purchaser Group shall:

(i)                                     take such commercially reasonable action as the Seller may reasonably request to avoid, resist, dispute, appeal, compromise, settle or defend the Third Party Claim;

(ii)                                  subject to the Seller accepting responsibility for such Third Party Claim, allow the Seller (if it elects to do so) to take over the conduct of all proceedings and/or negotiations arising in connection with the Third Party Claim; and

(iii)                               in the event that the Seller has taken over conduct in accordance with Clause 13.1(c)(ii), provide such information and assistance as the Seller may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to the Third Party Claim.

provided that nothing in this Clause 13 shall require the Purchaser or any of its Affiliates to do or procure any matter or thing or to refrain from doing or procuring any matter or thing which is commercially unreasonable or could adversely affect the reputation or goodwill, legal privilege or confidentiality obligations of any member of the Purchaser Group or, in respect of Clause 13.1(c)(ii) only, relates to proceedings in respect of Taxation.

13.2                        [*]

14.                               Guarantees and other Third Party Assurances

14.1                        [*]

*                 CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

14.2                        [*]

15.                               Information, Records and Assistance Post-Closing

15.1                        For three years (or, in respect of Tax, six years) following the Closing Date, each member of the Purchaser Group shall to the extent permitted by law, provide the Seller (at the Seller’s cost) with reasonable access at reasonable times to (and the right to take copies of) the books, accounts, customer lists and all other records held by it after Closing to the extent that they relate to the Target Companies and to the period up to Closing (the Purchaser Records) but only to the extent necessary for the purposes of any litigation concerning a member of the Seller Group (other than in connection with the transactions contemplated by the Transaction Documents) or the preparation of accounts or any Tax return or regulatory filing, or for addressing any matter arising from such accounts, return or filing, by the Seller (or any member of the Seller Group).

15.2                        For six years following the Closing Date, no member of the Purchaser Group shall dispose of, or destroy any of, the Purchaser Records which it knows (or should reasonably be expected to know) is necessary for the preparation of any Tax return or regulatory filing, or for addressing any matter arising from such return or filing, by the Seller (or any member of the Seller Group) without first giving the Seller at least 20 Business Days’ notice of its intention to do so and giving the Seller a reasonable opportunity to remove and retain any of them (at the Seller’s expense).

15.3                        Following the Closing Date:

(a)                                 without prejudice to Clause 13, each member of the Purchaser Group shall (at the Seller’s expense) give such assistance to any member of the Seller Group as the Seller may reasonably request in relation to any third party proceedings by or against any member of the Seller Group so far as they relate to the Target Companies, including proceedings relating to employees’ claims or Taxation;

*                 CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(b)                                 the Seller shall promptly give to the Purchaser all written notices, correspondence, information or enquiries received by it or the Seller Group in relation to the Target Companies; and

(c)                                  the Purchaser shall promptly give to the Seller all written notices, correspondence, information or enquiries received by any member of the Purchaser Group in relation to any business of the Seller Group not comprised within the Target Companies, provided that nothing in this Clause 15 shall require the Purchaser or any of its Affiliates to do or procure any matter or thing or to refrain from doing or procuring any matter or thing which is commercially unreasonable or could adversely affect the reputation or goodwill, legal privilege or confidentiality obligations of any member of the Purchaser Group.

16.                               Post-Closing Protective Covenant

16.1                        The Seller undertakes that it shall not and shall procure that each member of the Seller Group shall not, either on its own account or in conjunction with or on behalf of any other person, directly or indirectly:

(a)                                 carry on or be engaged, concerned or interested, whether as a shareholder or partner or otherwise, in any Competing Business in the Protected Territory for a period of [*] after the Closing Date; or

(b)                                 for a period of [*] after the Closing Date, solicit or entice away or attempt to solicit or entice away from any member of the Purchaser Group, offer employment to or employ, or offer to conclude any contract of services with, any of the Key Managers (other than such individuals as may be agreed in writing between the Parties), or otherwise with multiple employees that could cause a disruption in the operations or business of any member of the Target Group; provided always that the Seller and each other member of the Seller Group shall not be in breach of this term in respect of any contact or employment made in the normal course of operations thereof as a result of a public recruitment advertisement or notice not designed to specifically target the employees of any member of the Purchaser Group.

16.2                        For the purpose of this Clause 16:

(a)                                 Competing Business means a [*]

(b)                                 Permitted Business means:

(i)                                     [*]

*                 CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(ii)                                  [*]

(iii)                               [*]

(c)                                  Protected Territory means [*].

16.3                        Nothing in this Clause 16 shall prevent, after Closing, the Seller or any of its Affiliates from:

(a)                                 owning securities, shares or similar interests in any company or partnership that do not exceed [*];

(b)                                 acquiring and subsequently carrying on or being engaged in any one or more companies and/or businesses (taken together, the Acquired Business) where [*];

(c)                                  performing its obligations under the Transaction Documents and/or under any other agreement which it may enter into with a member of the Purchaser Group;

(d)                                 acquiring or holding any interest in a company on behalf of any clients in the ordinary course of the business of the Seller Group carrying on any investment or asset management business, provided that no Confidential Information in relation to the Target Companies is disclosed or used in connection therewith; and/or

(e)                                  acquiring or holding any interest in a company or business as a result of taking or enforcing any security held by a member of the Seller Group where such security was entered into in good faith in the ordinary course of business.

17.                               De-Branding

17.1                        The Purchaser shall procure that, as soon as reasonably practicable after the Closing Date and no later than [*]:

(a)                                 each Target Company shall cease to use or display (including on any properties and assets of the Target Companies) any trade or service name or mark, business name, logo, design, symbol, get-up, trade dress or domain name that consists of or includes the word “NBG”, “NBG Group”, “National Bank of Greece” or any other words which are, similar (together, the Seller Group IPR); and

*                 CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(b)                                 no members of the Purchaser Group shall hold themselves out as being part of, or otherwise connected or associated with, any member of the Seller Group and shall:

(i)                                     remove from all websites within their control any reference to the member of the Purchaser Group holding itself out as being part of, or otherwise connected or associated with, any member of the Seller Group; and

(ii)                                  delete any hypertext links which connect the websites referred to in paragraph (i) above with any websites of the Seller Group.

17.2                        The Seller hereby grants, and shall procure that its relevant Affiliates shall grant, to the Target Companies, a [*] licence to use the Seller Group IPR, including [*] solely for the purposes for which, in the manner in which, and to the extent to which, the Seller Group IPR was used by the Target Companies at the Closing Date for [*] from and including the Closing Date.  The Seller and its Affiliates shall provide the Purchaser and the Target Companies with such assistance and cooperation as may be reasonably requested, and if so requested by the Purchaser and at the Purchaser’s cost, the Seller shall make any necessary filing, for the purposes of registering the licence with the relevant authorities.

17.3                        On the expiry of the [*] referred to in Clause 17.2, the licence granted under that clause shall immediately cease and the Purchaser shall procure that the Target Companies shall

(a)                                 immediately cease to use or display the Seller Group IPR; and

(b)                                 destroy any goods, stock, products, product literature, product labels, packaging, signage, stationery or marketing, promotional, advertising or public relations materials in the possession or control of any Target Company bearing any Seller Group IPR licensed under Clause 17.2, and the Purchaser shall, upon the Seller’s request, certify in writing to the Seller that it has done so.

18.                               Payments

18.1                        Any payment to be made pursuant to this Agreement by the Purchaser or the Bank to the Seller shall be made to the Seller’s Bank Account.

18.2                        Any payment to be made pursuant to this Agreement by the Purchaser, Interlease or Interlease Auto to NBG Malta shall be made to NBG Malta’s Bank Account.

18.3                        Any payment to be made pursuant to this Agreement by the Purchaser Group or the Bank to NBG Management Services shall be made to NBG Management Services’ Bank Account.

*                 CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

18.4                        Any payment to be made by the Purchaser to NBG Asset Management for the NBG Asset Management Shares shall be made to NBG Asset Management’s Bank Account.

18.5                        Any payment to be made pursuant to this Agreement by the Seller (or any member of the Seller Group) shall be made to the Purchaser’s Bank Account.  The Purchaser agrees to pay each member of the Purchaser Group that part of each payment to which it is entitled.

18.6                        Payments under Clauses 18.1 to 18.5 shall be made in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

18.7                        If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from, but excluding, the due date to, and including, the date of actual payment calculated on a daily basis.

18.8                        All sums payable under this Agreement shall be payable in euros and paid free and clear of all deductions or withholdings whatsoever, save only as provided in this Agreement or as required by law.

18.9                        If any deduction or withholding is required by law from any payment under this Agreement then (except in relation to interest and, in respect of Taxes imposed by any Tax Authority in Greece, the payment of the Purchase Price (or any adjustment thereto) or any repayment of debt) the payer shall pay such additional amount as will, after such deduction or withholding has been made, leave the payee with the full amount which would have been received by it had no such deduction or withholding been required to be made.

19.                               Costs

19.1                        Subject to Clause 19.2, and except as otherwise provided in this Agreement (or any other Transaction Document), the Seller and the Purchaser shall each be responsible for its own Costs and charges incurred in connection with the Proposed Transaction.

19.2                        The Purchaser shall bear all notarisation fees and filing fees relating to satisfying the Conditions in Clause 8.1(a) through (e) (including in each case any related interest or penalties) arising as a result of this Agreement or of any of the other Transaction Documents.

19.3                        Any registration duty or other transfer or transaction duty or tax payable in respect of the purchase of the Shares shall be borne by the Purchaser.

20.                               Announcements

20.1                        Notwithstanding Clause 21, neither the Seller nor the Purchaser (nor any of their respective Affiliates) shall make any public announcement or issue any communication to shareholders in connection with the existence or subject matter of this Agreement (or any other Transaction Document) without the prior written approval of the other (such approval not to be unreasonably withheld or delayed).  Press releases as agreed between the Parties will be issued by the Purchaser and

Seller upon the execution of this Agreement. The Purchaser and the Seller shall cooperate reasonably to prepare further mutually acceptable press releases to be issued (if any).

20.2                        The restriction in Clause 20.1 shall not apply to the extent that the announcement or communication to shareholders is required by law, any stock exchange or any regulatory or other supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of law. If this exception applies, the Party making the announcement or issuing the communication to shareholders shall use its reasonable endeavours to consult with the other Party in advance as to its form, content and the timing of issue.

21.                               Confidentiality

21.1                        For the purposes of this Clause 21:

(a)                                 Confidential Information means:

(i)                                     information relating to the provisions of, and negotiations leading to, this Agreement and the other Transaction Documents;

(ii)                                  (in relation to the obligations of the Purchaser) any information received or held by the Purchaser (or any of its Representatives) relating to the Seller Group or, before Closing, any of the Target Companies; and

(iii)                               (in relation to the obligations of the Seller) any information received or held by the Seller (or any of its Representatives) relating to the Purchaser Group or, following Closing, any of the Target Companies, and includes written information and information transferred or obtained orally, visually, electronically or by any other means and any information which the Party has determined from information it has received including any forecasts or projections.

(b)                                 Representatives means, in relation to a Party, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that Party and/or of its respective Affiliates.

21.2                        Each of the Seller and the Purchaser shall (and shall ensure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose Confidential Information to any person except: (i) as permitted by Clause 20 or this Clause 21; or (ii) as the other Party approves in writing. For the purpose of this Agreement, disclosing Confidential Information includes making it available in any way, whether deliberately or not.

21.3                        Clause 21.2 shall not prevent disclosure by a Party or any of its Representatives to the extent it can demonstrate that:

(a)                                 disclosure is required by law or by any stock exchange or any regulatory, governmental or antitrust body (other than a Tax Authority but (including, but without limitation, HFSF and DG Comp) having applicable jurisdiction, provided that, as far as it is lawful to do so, the disclosing party shall:

(i)                                     first inform the other Party of its intention to disclose such information;

(ii)                                  take into account the reasonable comments of the other Party regarding the proposed form, timing, nature and extent of the disclosure;

(iii)                               limit the disclosure as is reasonably responsive to the requirement;

(iv)                              use its best efforts to preserve the confidential nature of the Confidential Information;

(b)                                 disclosure is of Confidential Information which was lawfully in the possession of that Party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy before its being received or held;

(c)                                  disclosure is of Confidential Information which was already in the public domain when it was first made available or has subsequently become publicly available other than through that Party’s action or failure to act (or that of its Representatives);

(d)                                 disclosure is made in connection with the Tax affairs of the disclosing party or its Affiliates; or

(e)                                  disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement (or any other Transaction Document).

21.4                        If this Agreement terminates, the Purchaser shall as soon as practicable on request by the Seller:

(a)                                 destroy all information or other documents derived from such Confidential Information; and

(b)                                 so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device,

provided in each case that the Purchaser shall be permitted to keep any Confidential Information requested or required to be retained to comply with bona fide internal audit, legal or compliance policies or procedures or any Laws or by order of any competent Governmental Entity or which has been created pursuant to electronic archiving procedures.

22.                               Assignment

22.1                        Unless the Seller and the Purchaser specifically agree in writing, no person shall assign, transfer, hold on trust or encumber all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this Clause 22 shall be void.

23.                               Further Assurances

23.1                        Each of the Seller and the Purchaser shall, from the Closing Date, execute, or procure the execution of, such further documents as may be required by law or be necessary to implement and give effect to the Transaction Documents.

23.2                        Each of the Seller and the Purchaser shall procure that its Affiliates comply with all obligations under the Transaction Documents which are expressed to apply to any such Affiliates.

24.                               Notices

24.1                        Any notice in connection with this Agreement shall be in writing in English and delivered by hand, fax, e-mail or courier using an internationally recognised express courier company. A notice shall be effective upon receipt and shall be deemed to have been received: (i) at the time of delivery, if delivered by hand or courier; or (ii) at the time of transmission if delivered by fax or e-mail provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

24.2                        The addresses and fax numbers of the Parties for the purpose of Clause 24.1 are:

Seller	Address: Aiolou 86, Athens 10232, Greece	Fax: [*]

For the attention of:	Paul Mylonas, Deputy Chief Executive Officer

E-mail:	[*]

And with a copy:

For the attention of:	Georgios Triantafyllakis, Head of Legal Services	Fax: [*]

Email:	[*]

Purchaser	Address: KBC Bank NV Corporate M&A - CHA Havenlaan 2 B-1080 Brussels Belgium	Fax: [*]

For the attention of:	Mr. Thomas Vandewalle, Head of Corporate M&A

*                 CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

E-mail:	[*]

And with a copy to:

	Address: KBC Bank NV Group Legal - LFC Havenlaan 2 B-1080 Brussels Belgium	Fax: [*]

For the attention of:	Mr. Jef Swinnen, Legal Adviser

Email:	[*] AND [*]

25.                               Conflict with other Agreements

If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the Parties to this Agreement and as between any members of the Seller Group and any members of the Purchaser Group) unless: (i) such other agreement expressly states that it overrides this Agreement in the relevant respect; and (ii) the Seller and the Purchaser are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

26.                               Whole Agreement

This Agreement and the other Transaction Documents together set out the whole agreement between the Parties in respect of the sale and purchase of the Shares, the Subordinated Debt, the Bulgarian Assets and the Intra-Group Funding and supersede any prior agreement (whether oral or written) relating to the Proposed Transaction. It is agreed that:

*                 CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(a)                                 no Party has relied on or shall have any claim or remedy arising under or in connection with any statement, representation, warranty or undertaking made by or on behalf of the other Party (or any of its Connected Persons) in relation to the Proposed Transaction that is not expressly set out in this Agreement or any other Transaction Document;

(b)                                 any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transaction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right or remedies in relation to them are irrevocably waived;

(c)                                  the only right or remedy of a Party in relation to any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document; and

(d)                                 except for any liability in respect of a breach of this Agreement or any other Transaction Document, no Party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to the other Party (or its respective Connected Persons) in relation to the Proposed Transaction.

26.2                        Nothing in this Clause 26 shall limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

26.3                        ach Party agrees to the terms of this Clause 26 on its own behalf and as agent for each of its Connected Persons. For the purpose of this Clause 26, Connected Persons means (in relation to a Party) the officers, employees, agents and advisers of that Party or any of its Affiliates.

27.                               Waivers, Rights and Remedies

Except as expressly provided in this Agreement, no failure or delay by any Party in exercising any right or remedy relating to this Agreement or any of the Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time.  No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

28.                               Counterparts

This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

29.                               Variations

29.1                        No amendment of this Agreement (or of any other Transaction Document) shall be valid unless it is in writing and duly executed by or on behalf of all of the Parties to it.

29.2                        Notwithstanding Clause 29.1, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired and all other provisions of this Agreement shall remain valid and enforceable to the fullest extent permitted by law.

30.                               Invalidity

Each of the provisions of this Agreement and the other Transaction Documents is severable. If any such provision is held to be or becomes invalid or unenforceable under the law of any jurisdiction, the Parties shall use all reasonable efforts to replace it with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

31.                               Third Party Enforcement Rights

31.1                        The individuals and entities specified in Clauses 11.6 through 11.10 and the Connected Persons specified in Clause 26 shall each have the right to enforce the relevant terms of those respective Clauses by reason of the Contracts (Rights of Third Parties) Act 1999. This right is subject to: (i) the rights of the Parties to amend or vary this Agreement without the consent of any such persons; and (ii) the other terms and conditions of this Agreement.

31.2                        Except as provided in Clause 31.1, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

32.                               Governing Law and Jurisdiction

32.1                        This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, English law.

32.2                        Any dispute, controversy or claim arising out of or in connection with this Agreement or any subsequent waiver or subsequent amendment and/or the non-contractual obligations arising out of or in connection with this Agreement, including any question regarding its conclusion, existence, validity, nullity, interpretation, performance, breach or termination, shall be referred to and finally resolved by arbitration under the then existing Rules of Arbitration of the International Chamber of Commerce (the Rules), which Rules are deemed to be incorporated by reference into this Clause 32.2.

32.3                        The place of arbitration shall be London, England. The language to be used in the arbitration shall be English. The arbitration agreement shall be governed by, and construed in accordance with, English law.

32.4                        The Parties agree that, in case the Tribunal consists of three arbitrators to be appointed pursuant to the said Rules, the third arbitrator who shall act as chairman of the Tribunal, shall be nominated jointly by the two Parties and that, if the third arbitrator is not so nominated within 40 calendar days of the date of nomination of the later of the two party-nominated arbitrators to be nominated, the third arbitrator shall be chosen in accordance with said Rules.

[Schedules Removed]

Signatures

This Agreement is signed by duly authorised representatives of the Parties:

Signed	)	Signature:	/s/ Paul Mylonas
for and on behalf of	)	Name:	Paul Mylonas
National Bank of Greece S.A.	)		Deputy Chief Executive Officer

Signed
for and on behalf of
KBC Bank NV

Signature:	/s/ Johan Thijs	Signature:	/s/ Luc Gijsens
Name:	Johan Thijs	Name:	Luc Gijsens
Title:	Executive Director	Title:	Executive Director